Exhibit 10.1

February 17, 2010

Mr. Thomas A. Wooters

Dear Tom:

This letter agreement (the “Agreement”) will confirm that we have agreed to the following terms and conditions regarding your retirement as General Counsel, the orderly transition of certain of your duties and responsibilities and ultimately your full retirement from employment with LoJack Corporation (“LoJack” or the “Company”).

1. Employment Status.

(a) You shall have retired from your position as the Company’s General Counsel effective as of February 12, 2010 (“GC Retirement Date”). On the GC Retirement Date you shall resign from your current positions as an officer of LoJack Corporation and the Company’s subsidiaries. From the GC Retirement Date through June 30, 2011 (the “Full Retirement Date”) you shall serve as Vice President of Regulatory Strategy with the salary and benefits described below. Effective at the close of business on the Full Retirement Date, you will retire from your employment with LoJack. Commencing upon your GC Retirement Date and continuing through your Full Retirement Date, you will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be proscribed by the Chief Executive Officer of the Company, including: (i) to manage, maintain and develop FCC relationships and initiatives, including those of corresponding agencies in other countries in which we are currently doing or anticipate doing business, and to manage the full-time Company personnel dedicated to such matters; (ii) to manage and address the Company’s regulatory issues, including those both domestically and internationally; (iii) to actively participate in and contribute to new product development and related technology projects; and (iv) to manage and maintain the Company’s patent portfolio. In addition, you shall assist in the transition of your General Counsel responsibilities and provide such other services consistent with your LoJack experience as the Company reasonably may request and which are consistent with the intent of this Agreement and your performance of the aforementioned duties and responsibilities. You will continue to perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability.

(b) For the period beginning on the GC Retirement Date and continuing until March 31, 2010, you shall continue on a full-time basis. On March 31, 2010, the Company shall pay you all accrued but unused vacation pay earned in 2010. Your annualized salary during such period shall be $272,000. You shall be entitled to receive one-quarter of your annual bonus for 2010, at the current target rate of 50% of your salary during this period, to be paid in 2011, if at all, consistent with the Company’s other executive officers and in accordance with the terms of the Company’s bonus plan. For the period set forth in this Section 1(b), you shall continue as an employee with all of your current salary and benefits. On March 31, 2010, your Change in Control Agreement with the Company, dated January 25, 2006, shall terminate and be of no further force and effect.

February 17, 2010

(c) Commencing April 1, 2010 and ending on June 30, 2011, you shall continue as Vice President of the Company, on a part-time basis and on the terms set forth below. You will not be entitled to other benefits, except as specifically described below or as prescribed by law.

(i) Base Salary: The Company shall pay you an annualized base salary of $140,000 during this period, less withholdings as required by law or as authorized by you, which will be paid in bi-weekly installments or otherwise in accordance with LoJack’s usual pay schedule.

(ii) Bonus: You shall not be entitled to a cash or stock bonus for the period commencing April 1, 2010 through the Full Retirement Date.

(iii) Vacation: As a part-time employee, you will not accrue vacation time during this period.

(iv) Benefits: During this period, you shall receive such benefits as the Company shall make generally available from time to time to employees working less than 30 hours per week, including participation in the Company’s 401(k) Plan and Non-Qualified Deferred Compensation Plan. The Company will continue to fund your executive physical through your Full Retirement Date. Commencing as of April 1, 2010, you will be eligible to continue your group medical and dental benefits under COBRA and the Company will pay the employer portion of the premium for such coverage until your Full Retirement Date and the employee portion will be paid by you. On the Full Retirement Date, your continuation of such coverage will be at your sole expense.

(v) Equity Awards: During this period, you shall be entitled to continue to vest in any outstanding stock options and restricted stock grants pursuant to their respective terms. Except as otherwise provided in this Agreement, such grants shall continue to be governed by the respective grant documents, including the stock option agreements and restricted stock agreements, as the case may be. Your previously granted but unvested performance share awards shall vest or be forfeited in a manner, and at such time, consistent with the Compensation’s Committee treatment of such performance shares for all other executive officers. You will not receive any additional equity grants during the term of this Agreement or upon your Full Retirement Date.

(vi) Hours/Location: You shall provide services to the Company at a weekly rate of 20 hours per week. The Company shall provide you an office in its corporate headquarters and consistent with the transition of your General Counsel responsibilities, you shall complete the move to such new office by March 1, 2010. You may choose to work remotely or at the Company’s headquarters, at your option. Notwithstanding the foregoing, during your employment with the Company, you will have the right to be employed simultaneously by one or more other companies and to engage freely in the other business activities subject to (i) compliance with the provisions of Section 6 hereof and (ii) your availability prior to your Full Retirement Date to provide services to the Company at a weekly rate of 20 hours per week. During the term of this Agreement, you shall meet at least once a month with the Chief Executive Officer and/or provide the Company with reports of the services performed by you, as requested.

February 17, 2010

(d) All obligations hereunder shall commence on Final Acceptance (as defined in Section 9) of this Agreement. In the event of your death or permanent disability prior to the Full Retirement Date, stock options and restricted stock shall vest as provided by the terms of the respective grant documents, and you or your estate, as applicable, will continue to receive the payments described in this Section 1.

2. Term of Agreement; Severance:

(a) The term of this agreement shall extend until June 30, 2011. However, you will retain the right to terminate your employment at any time, and the Company retains a similar right as provided below.

(b) The Company may terminate your employment at any time. However, if the Company terminates your employment other than for “Cause” (as defined below), the Company will, in lieu of any other payments or benefits hereunder or otherwise, pay, in a lump sum, the remaining balance of the salary that would be earned if you remained employed with the Company for the term of this Agreement. For purposes of the preceding sentence, “Cause” shall mean fraud or breach of fiduciary duty in the performance of your duties for, or responsibilities to, the Company; substantial and continued negligence in the performance of your duties for, or responsibilities to, the Company; willful misconduct in the performance of your duties, or your commission of a felony or a crime involving an act of moral turpitude.

(c) If (x) the Company terminates your employment for Cause, or (y) you terminate your employment for any reason prior to June 30, 2011, the Company will make no other payments hereunder or otherwise, except for all payments of base salary and benefits accrued and owing as of the date of termination.

3. Full Retirement Date.

(a) You agree to retire from your employment with the Company as of June 30, 2011 (the “Full Retirement Date”). For all purposes under any equity compensation, retirement, welfare or deferred compensation plan or program maintained by the Company, “retirement” is the earlier of the Full Retirement Date or the termination of this Agreement. The Compensation Committee will treat retirement under this Agreement as Retirement for purposes of the Non-Qualified Deferred Compensation Plan and the 2008 Stock Incentive Plan. If this Agreement is terminated by the Company, other than for Cause, the portion of such stock options that otherwise would have vested on or before the Full Retirement Date shall be accelerated and vest as of the date of such termination.

(b) On your Full Retirement Date, you shall not be entitled to, nor receive, any additional compensation or benefits provided by the Company. All equity awards, 401(k) plan and non-qualified deferred compensation plan contributions and matches shall be governed by the terms of the respective plans and grant documents, as the case may be.

February 17, 2010

(c) On your Full Retirement Date, you may, at your option, purchase from the Company your then issued cell phone and laptop computer at their book value to the Company. The Company will facilitate the transfer of your then current cell phone number to your personal account as of your Full Retirement Date.

4. Indemnification. The Company shall continue to provide you with indemnification as provided in the Company’s By-Laws and Articles of Organization.

5. Reaffirmation of Confidentiality Obligation; Return of LoJack Property. You hereby acknowledge and reaffirm your continuing obligation of confidentiality regarding LoJack’s Confidential and Proprietary Information as set forth in the LoJack Corporation Employee Invention, Non-Competition and Confidentiality Agreement. After your employment at LoJack, you will not at any time, without LoJack’s prior written consent, reveal or disclose to any person outside of LoJack, or use for your own benefit or for the benefit of any other person or entity, any confidential information concerning LoJack’s business, customers, clients, or employees. Confidential information includes, without limitation, financial information, reports, forecasts, intellectual property, trade secrets, know-how, software, market or sales information and plans, client lists, business plans, prospects and opportunities. All documents, records, materials, software, equipment, office entry cards or keys and other physical property, and all copies of the same that have come into your possession or been produced by you in connection with your employment, have been and remain the sole property of LoJack. You agree that you shall return all such property to LoJack by your Full Retirement Date.

6. Non-solicitation; Non-hire; Covenant Against Competition. You agree that during the term of this Agreement and for a period of one (1) year after the Full Retirement Date or earlier termination of your employment (the “Restricted Period”) you will not, without the prior written consent of the Company, directly or indirectly, on your own behalf or on behalf of any third person or entity, and whether through your own efforts or through the efforts of employing the assistance of any other person or entity (including without limitation any consultant or any person employed by or associated with any entity with whom you are employed or associated):

(a) hire or employ any employee of LoJack, or solicit or induce any such employee to terminate his/her employment or other relationship with LoJack.

(b) solicit or accept business, compensation, employment or other position from or own any interest in (i) any former or present partners, affiliates or foreign licensees of LoJack or with Absolute Software Inc. or SC-integrity Inc.; or (ii) any person or entity engaged in any aspect of the business of stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications. You acknowledge that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 and any related enforcement provisions hereof, its successors and assigns) is the offering of products and services relating to stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications; (ii) LoJack is one of the limited number of persons who have developed such a business; (iii) LoJack’s business is national and international in scope; (iv) your work for LoJack has given you access to the confidential affairs and proprietary information of the Company; (v) your covenants and agreements contained in this Section 6 are essential to the business and goodwill of LoJack; and (vi) LoJack would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, you covenant, agree and acknowledge that (i) you have had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the restrictive covenants are reasonable in geographical and temporal scope and in all other respects. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

February 17, 2010

7. Mutual Non-Disparagement. You agree not to take any action or make any statement, written or oral, that disparages LoJack or any of LoJack’s directors, officers, employees or agents, or that has the intended or foreseeable effect of harming LoJack’s reputation or the personal or business reputation of any of LoJack’s directors, officers, employees or agents. Similarly, LoJack agrees that its directors and officers will not take any action or make any statement, written or oral, that disparages you or that has the intended or foreseeable effect of harming your reputation or your personal or business reputation and will not authorize any other employee to make any statement in behalf of the Company.

8. Release.

(a) First General Release of Claims. In exchange for the promises set forth herein, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and forever discharge LoJack Corporation, its affiliates and each of their respective directors, officers, employees, agents, successors and assigns, in their individual and official capacities, from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against them, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Massachusetts General Laws Chapters 149 and 151B and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with LoJack. You also hereby waive any claim for reinstatement, attorney’s fees, or costs. Nothing in this General Release shall prevent you from seeking to enforce your rights under this Agreement or any vested right which you have under any plans and grants referred to herein or any Company employee retirement or welfare benefit plan. You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against LoJack pending before any governmental agency or court of law relating to your employment and/or the cessation thereof.

February 17, 2010

(b) Second General Release of Claims. Your eligibility to receive the payment and benefits described in Section 1 above after the GC Retirement Date is conditional upon your signing and delivering on your Full Retirement Date a second General Release of Claims, as set forth on Exhibit A, which is substantially the same as the provisions of Section 8(a) with such changes as may be necessary or deemed desirable by LoJack because of changes in applicable law, releasing LoJack Corporation, its affiliates and each of their directors, officers, employees, agents, successors and assigns, in their individual and official capacities, from any and all claims that may have arisen between the date you sign this Agreement and the Full Retirement Date. Nothing in such General Release shall prevent you from seeking to enforce your rights under this Agreement or any vested right which you have under any plans and grants referred to herein or any Company employee retirement or welfare benefit plan.

9. Consultation with Counsel; Time for Signing; Revocation. You acknowledge that LoJack has advised you of your right to consult with an attorney of your own choice prior to signing this Agreement. You have until twenty-one (21) days from your receipt of this Agreement to decide whether to sign it. You will have seven (7) days after signing this Agreement to revoke your signature. If you intend to revoke your signature, you must do so in a writing addressed and delivered to me prior to the end of the 7-day revocation period. This Agreement shall not be effective, and neither LoJack nor you shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period (“Final Acceptance”).

10. Section 409A. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if you are determined to be a “specified employee” as defined in Section 409A of the Code at the time any payment of nonqualified deferred compensation is made, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of your retirement is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your retirement with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code).

Further, it is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, applied and to the minimum extent necessary, amended, so that this Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

February 17, 2010

11. General Provisions.

(a) Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.

(b) Enforcement; Applicable Law; Jurisdiction. This Agreement is intended to operate as a contract under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and you hereby consent to exclusive jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.

(c) Entire Agreement. This Agreement constitutes the entire agreement between you and LoJack concerning the terms and conditions of your separation from employment with LoJack and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and LoJack, except for (i) the LoJack Corporation Employee Invention, Non-Competition and Confidentiality Agreement, referenced in Section 6, and (ii) your stock option agreement and restricted stock agreements with the Company, which shall remain in full force and effect except as expressly modified herein. You agree that LoJack has not made any warranties, representations, or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

(d) Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of LoJack. The failure of you or LoJack at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

(e) Successors and Assigns. All of the terms and conditions hereof shall be for and inure to the benefit of and shall be enforceable by the successors and assigns of LoJack Corporation. You hereby assent to the assignment of this Agreement by LoJack to any successor to or assignee of its business.

February 17, 2010

Please indicate your understanding and acceptance of this Agreement by signing and returning one copy to me. The other copy is for your records.

Sincerely,

/s/ Richard T. Riley
Richard T. Riley, Executive Chairman
LoJack Corporation

Accepted and Agreed:

/s/ Thomas A. Wooters	Dated: February 17, 2010
Thomas A. Wooters

February 17, 2010

EXHIBIT A

In exchange for the promises set forth in your Agreement dated February 16, 2010, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and forever discharge LoJack Corporation, its affiliates and each of their respective directors, officers, employees, agents, successors and assigns, in their individual and official capacities, from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against them, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Massachusetts General Laws Chapters 149 and 151B and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with LoJack. You also hereby waive any claim for reinstatement, attorney’s fees, or costs. Nothing herein shall prevent you from seeking to enforce your rights under your Agreement with the Company dated February 16, 2010 or any vested right which you have under any plans and grants referred to herein or any Company employee retirement or welfare benefit plan. You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against LoJack pending before any governmental agency or court of law relating to your employment and/or the cessation thereof.